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                                                                    EXHIBIT 4.10

                               AMENDMENT NO. 6 TO
                      AMENDED AND RESTATED CREDIT AGREEMENT


    This Amendment No. 6 to Amended and Restated Credit Agreement (this "AMENDMENT") is dated as of March 31, 2004 and is entered into by and between SIFCO INDUSTRIES, INC. (the "BORROWER") and NATIONAL CITY BANK (the "BANK") for the purposes amending and supplementing the documents and instruments referred to below.

WITNESSETH:

    WHEREAS, Borrower and Bank are parties to an Amended and Restated Credit Agreement made as of April 30, 2002, as amended by Letter Agreement dated August 1, 2002 (as amended, the "CREDIT AGREEMENT" providing for $6,000,000 of revolving credits; all terms used in the Credit Agreement being used herein with the same meaning); and

    WHEREAS, the Credit Agreement has been previously amended from time to time; and

    Whereas, Borrower and Bank desire to further amend certain provisions of the Credit Agreement to, among other things, amend certain of the covenants contained therein; and

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

SECTION I - AMENDMENTS TO CREDIT AGREEMENT

      A. Section 2B.16 (II) of the Credit Agreement is hereby amended to read as follows:

                     (ii) Advances for Subject Loans shall not exceed an amount equal to eighty percent (80%) of eligible accounts receivable plus fifty percent (50%) of eligible finished goods inventory (the "Borrowing Base"), less a reserve in the amount of Five Hundred Thousand Dollars ($500,000) (the "Reserve"). The inventory advance will be eliminated and the Reserve increased back to One Million Dollars ($1,000,000) on the earlier to occur of (i) APRIL 30, 2004 or (ii) upon Borrower's receipt of at least $4,000,000 in cash from its subsidiary, Sifco Irish Holdings, Ltd.

SECTION II  - - REPRESENTATIONS AND WARRANTIES

Borrower hereby represents and warrants to Bank, to the best of Borrower's knowledge, that

      A. None of the representations and warranties made in the Credit Agreement have ceased to be true and complete in any material respect as of the date hereof.

SECTION III  - ACKNOWLEDGMENTS CONCERNING OUTSTANDING LOANS

Borrower acknowledges and agrees that, as of the date hereof, all of Borrower's outstanding loan obligations to Bank are owed without any offset, deduction, defense, claim or counterclaim of any nature whatsoever. Borrower authorizes Bank to share all credit and financial information relating to Borrower with each of Bank's parent company and with any subsidiary or affiliate company of such Bank or of such Bank's parent company.

SECTION IV - COUNTERPARTS AND GOVERNING LAW

This Amendment may be executed in any number of counterparts, each counterpart to be executed by one or more of the parties but, when taken together, all counterparts shall constitute one agreement. This Amendment, and the respective rights and obligations of the parties hereto, shall be construed in accordance with and governed by Ohio law.


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    IN WITNESS WHEREOF, the Borrower and the Bank have caused this Amendment to be executed by their authorized officers as of the date and year first above written.

SIFCO INDUSTRIES, INC.                            NATIONAL CITY BANK



/s/ Frank A. Cappello                             /s/ Terry Wolford
-------------------------------                   ------------------------------
    Frank A. Cappello                                 Terry Wolford
    Vice President-Finance and                        Vice President
    Chief Financial Officer


Dated: 3/31/04


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